                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13D/A
                                 (RULE 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13D-2(a)

                                (AMENDMENT NO. 1)

                               Arch Wireless, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title and Class of Securities)


                                    039381108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 James B. Rubin
                       Resurgence Asset Management, L.L.C.
                               10 New King Street
                          White Plains, New York 10604
                            Telephone: (914) 288-8600

--------------------------------------------------------------------------------
   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)

                                November 19, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box |X|.

         NOTE. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)
                              (Page 1 of 38 Pages)

-----------------------                                   ----------------------
CUSIP No.   039381108             SCHEDULE 13D              PAGE 2 OF 38 PAGES
--------------------------------------------------------------------------------
        1          NAME OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) James B. Rubin

                   Resurgence Asset Management, L.L.C. (1)
--------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)  |_|
                                                                     (b)  |_|

--------------------------------------------------------------------------------
        3          SEC USE ONLY


--------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*
                   AF

--------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEM 2(d) or 2(e)                             |_|

--------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware

--------------------------------------------------------------------------------
                                   7     SOLE VOTING POWER
                                              None (1)

                                ------------------------------------------------
       NUMBER OF SHARES            8     SHARED VOTING POWER
         BENEFICIALLY                         None
           OWNED BY
        EACH REPORTING          ------------------------------------------------
         PERSON WITH               9     SOLE DISPOSITIVE POWER
                                              None (1)

                                ------------------------------------------------
                                  10     SHARED DISPOSITIVE POWER
                                              None

--------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   None (1)

--------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES*                                           |_|

--------------------------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   Not applicable

--------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*
                   IA

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Resurgence Asset Management, L.L.C. ("RAM") exercised voting and dispositive power over the Issuer's securities solely in its capacity as the general partner and sole investment advisor of M.D. Sass Corporate Resurgence Partners, L.P. and investment advisor to M.D. Sass Corporate Resurgence Partners II, L.P. Accordingly, RAM and M.D. Sass Corporate Resurgence Partners, L.P. may be deemed to have shared voting and dispositive power with each of M.D. Sass Corporate Resurgence Partners, L.P. and M.D. Sass Corporate Resurgence Partners II, L.P. Mr. James B. Rubin serves as Chief Investment Officer and is responsible for the day-to-day investment activities of RAM.

-----------------------                                   ----------------------
CUSIP No.   039381108             SCHEDULE 13D              PAGE 3 OF 38 PAGES
--------------------------------------------------------------------------------
        1          NAME OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                   James B. Rubin
                   Resurgence Asset Management International, L.L.C. (1)
--------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  |_|
                                                                        (b)  |_|

--------------------------------------------------------------------------------
        3          SEC USE ONLY


--------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*
                   AF

--------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEM 2(d) or 2(e)                             |_|

--------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware

--------------------------------------------------------------------------------
                                   7     SOLE VOTING POWER
                                              None(1)

                                ------------------------------------------------
       NUMBER OF SHARES            8     SHARED VOTING POWER
         BENEFICIALLY                         None
           OWNED BY
        EACH REPORTING          ------------------------------------------------
         PERSON WITH               9     SOLE DISPOSITIVE POWER
                                              None (1)

                                ------------------------------------------------
                                  10     SHARED DISPOSITIVE POWER
                                              None

--------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   None (1)

--------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES*                                           |_|

--------------------------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   Not applicable

--------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*
                   IA

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Resurgence Asset Management International, L.L.C. ("RAMI") exercised voting and dispositive power over the Issuer's securities solely in RAMI's capacity as sole special shareholder of and sole investment advisor of M.D. Sass Corporate Resurgence International, Ltd. Accordingly, RAMI may have been deemed to share voting and dispositive power with M.D. Sass Corporate Resurgence Partners International, Ltd. On July 1, 2001, M.D. Sass Re/Enterprise International, Ltd., which had been managed by RAMI, was consolidated with M.D. Sass Re/Enterprise Partners, L.P., and their respective assets were contributed to a single master portfolio called M.D. Sass Re/Enterprise Portfolio Company, L.P., which is managed by REAM. Mr. James B. Rubin serves as Chief Investment Officer and is responsible for the day-to-day investment activities of RAMI.

-----------------------                                   ----------------------
CUSIP No.   039381108             SCHEDULE 13D              PAGE 4 OF 38 PAGES
--------------------------------------------------------------------------------
        1          NAME OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                   James B. Rubin
                   Re/Enterprise Asset Management, L.L.C. (1)
--------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  |_|
                                                                        (b)  |_|

--------------------------------------------------------------------------------
        3          SEC USE ONLY


--------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*
                   AF

--------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEM 2(d) or 2(e)                             |_|

--------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware

--------------------------------------------------------------------------------
                                   7     SOLE VOTING POWER
                                              None(1)

                                ------------------------------------------------
       NUMBER OF SHARES            8     SHARED VOTING POWER
         BENEFICIALLY                         None
           OWNED BY
        EACH REPORTING          ------------------------------------------------
         PERSON WITH               9     SOLE DISPOSITIVE POWER
                                              None(1)

                                ------------------------------------------------
                                  10     SHARED DISPOSITIVE POWER
                                              None

--------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   None(1)

--------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES*                                           |_|

--------------------------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   Not applicable

--------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*
                   IA

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Re/Enterprise Asset Management L.L.C. ("REAM") exercised voting and dispositive power over the Issuer's securities (a) as the sole investment advisor to two employee pension plans and (b) as general partner and sole investment advisor of M.D. Sass Re/Enterprise Portfolio Company, L.P. ("Enterprise") and M.D. Sass Re/Enterprise II, L.P. ("Enterprise II"). Accordingly, REAM may have been deemed to share voting and dispositive power with each of the pension plans and with Enterprise and Enterprise II. On July 1, 2001, M.D. Sass Re/Enterprise International, Ltd., which was managed by RAMI, and M.D. Sass Re/Enterprise Partners, L.P., which was managed by REAM, were consolidated and their respective assets were contributed to a single master portfolio, Enterprise. Mr. James B. Rubin serves as Chief Investment Officer and is responsible for the day-to-day investment activities of REAM.

-----------------------                                   ----------------------
CUSIP No.   039381108             SCHEDULE 13D              PAGE 5 OF 38 PAGES
--------------------------------------------------------------------------------
        1          NAME OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                   Kingstreet, Ltd. (1)
--------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  |_|
                                                                        (b)  |_|

--------------------------------------------------------------------------------
        3          SEC USE ONLY


--------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*
                   WC

--------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEM  2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION
                   British Virgin Islands

--------------------------------------------------------------------------------
                                   7     SOLE VOTING POWER
                                              None(1)

                                ------------------------------------------------
       NUMBER OF SHARES            8     SHARED VOTING POWER
         BENEFICIALLY                         None
           OWNED BY
        EACH REPORTING          ------------------------------------------------
         PERSON WITH               9     SOLE DISPOSITIVE POWER
                                              None(1)

                                ------------------------------------------------
                                  10     SHARED DISPOSITIVE POWER
                                              None

--------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   None(1)

--------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES*                                           |_|

--------------------------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   Not applicable

--------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*
                   CO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Kingstreet, Ltd. is the wholly-owned subsidiary of the M.D. Sass Re/Enterprise International Irrevocable Trust II (the "Trust"). Accordingly, Kingstreet, Ltd. and the Trust may have been deemed to share voting and dispositive power over the Issuer's securities. Voting and dispositive power on behalf of the Trust is exercised through its trustee, CITCO Trustees Company (BVI) Ltd. The sole director of Kingstreet, Ltd. is CTC Corporation, Ltd.

-----------------------                                   ----------------------
CUSIP No.   039381108             SCHEDULE 13D              PAGE 6 OF 38 PAGES
--------------------------------------------------------------------------------
        1          NAME OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                   Resurgence Parallel Fund, L.L.C. (1)
--------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  |_|
                                                                        (b)  |_|

--------------------------------------------------------------------------------
        3          SEC USE ONLY


--------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*
                   WC

--------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEM 2(d) or 2(e)                             |_|

--------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware

--------------------------------------------------------------------------------
                                   7     SOLE VOTING POWER
                                              None (1)

                                ------------------------------------------------
       NUMBER OF SHARES            8     SHARED VOTING POWER
         BENEFICIALLY                         None
           OWNED BY
        EACH REPORTING          ------------------------------------------------
         PERSON WITH               9     SOLE DISPOSITIVE POWER
                                              None (1)

                                ------------------------------------------------
                                  10     SHARED DISPOSITIVE POWER
                                              None

--------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   None

--------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN  SHARES*                                          |_|

--------------------------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   Not applicable

--------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*
                   OO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Resurgence Parallel Fund, L.L.C.'s managers, Martin D. Sass, Hugh R. Lamle and Martin E. Winter, exercised voting and dispositive power over the Issuer's securities.

-----------------------                                   ----------------------
CUSIP No.   039381108             SCHEDULE 13D              PAGE 7 OF 38 PAGES
--------------------------------------------------------------------------------
        1          NAME OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                   M.D. Sass Associates Inc. Employees Profit Sharing Plan (1)
--------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  |_|
                                                                        (b)  |_|

--------------------------------------------------------------------------------
        3          SEC USE ONLY


--------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*
                   WC

--------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEM 2(d) or 2(e)                             |_|

--------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION
                   New York

--------------------------------------------------------------------------------
                                   7     SOLE VOTING POWER
                                              None(1)

                                ------------------------------------------------
       NUMBER OF SHARES            8     SHARED VOTING POWER
         BENEFICIALLY                         None
           OWNED BY
        EACH REPORTING          ------------------------------------------------
         PERSON WITH               9     SOLE DISPOSITIVE POWER
                                              None(1)

                                ------------------------------------------------
                                  10     SHARED DISPOSITIVE POWER
                                              None

--------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   None(1)

--------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES*                                           |_|

--------------------------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   Not applicable

--------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*
                   EP

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) The trustee of M.D. Sass Associates, Inc. Employees Profit Sharing Plan is Martin E. Winter.

-----------------------                                   ----------------------
CUSIP No.   039381108             SCHEDULE 13D              PAGE 8 OF 38 PAGES
--------------------------------------------------------------------------------
        1          NAME OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                   James B. Rubin
--------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  |_|
                                                                        (b)  |_|

--------------------------------------------------------------------------------
        3          SEC USE ONLY


--------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*
                   PF

--------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEM 2(d) or 2(e)                             |_|

--------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION
                   New York

--------------------------------------------------------------------------------
                                   7     SOLE VOTING POWER
                                              None

                                ------------------------------------------------
       NUMBER OF SHARES            8     SHARED VOTING POWER
         BENEFICIALLY                         None
           OWNED BY
        EACH REPORTING          ------------------------------------------------
         PERSON WITHb              9     SOLE DISPOSITIVE POWER
                                              None

                                ------------------------------------------------
                                  10     SHARED DISPOSITIVE POWER
                                              0

--------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   None

--------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES*                                           |_|

--------------------------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   Not applicable

--------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*
                   IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                   ----------------------
CUSIP No.   039381108             SCHEDULE 13D              PAGE 9 OF 38 PAGES
--------------------------------------------------------------------------------
        1          NAME OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                   Devonshire Capital Partners, L.L.C. (1)
--------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  |_|
                                                                        (b)  |_|

--------------------------------------------------------------------------------
        3          SEC USE ONLY


--------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*
                   WC

--------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEM 2(d) or 2(e)                             |_|

--------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION
                   N/A

--------------------------------------------------------------------------------
                                   7     SOLE VOTING POWER
                                              None(1)

                                ------------------------------------------------
       NUMBER OF SHARES            8     SHARED VOTING POWER
         BENEFICIALLY                         None
           OWNED BY
        EACH REPORTING          ------------------------------------------------
         PERSON WITH               9     SOLE DISPOSITIVE POWER
                                              None(1)

                                ------------------------------------------------
                                  10     SHARED DISPOSITIVE POWER
                                              None

--------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   None(1)

--------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES*                                           |_|

--------------------------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   Not applicable

--------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*
                   OO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) The manager of Devonshire Capital Partners, L.L.C. ("Devonshire"), Thomas A. Larkin, is responsible for ordinary management and investment decisions. However, the voting of certain securities in which Devonshire owns more than 5% of the voting power must be approved of a majority of the Class A members. Class A members of Devonshire are James B. Rubin, Guadalupe G. Rubin and Thomas A. Larkin.

-----------------------                                   ----------------------
CUSIP No.   039381108             SCHEDULE 13D              PAGE 10 OF 38 PAGES
--------------------------------------------------------------------------------
        1          NAME OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                   J.B. Rubin & Company Profit Sharing Plan (1)
--------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  |_|
                                                                        (b)  |_|

--------------------------------------------------------------------------------
        3          SEC USE ONLY


--------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*
                   OO

--------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEM 2(d) or 2(e)                             |_|

--------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION
                   N/A

--------------------------------------------------------------------------------
                                   7     SOLE VOTING POWER
                                              None(1)

                                ------------------------------------------------
       NUMBER OF SHARES            8     SHARED VOTING POWER
         BENEFICIALLY                         None
           OWNED BY
        EACH REPORTING          ------------------------------------------------
         PERSON WITH               9     SOLE DISPOSITIVE POWER
                                              None(1)

                                ------------------------------------------------
                                  10     SHARED DISPOSITIVE POWER
                                              None

--------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   None(1)

--------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES*                                           |_|

--------------------------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   Not applicable

--------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*
                   EP

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)      The trustee of J.B. Rubin & Company Profit Sharing Plan is James B.
         Rubin.

-----------------------                                   ----------------------
CUSIP No.   039381108             SCHEDULE 13D              PAGE 11 OF 38 PAGES
--------------------------------------------------------------------------------
        1          NAME OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                   Guadalupe G. Rubin IRA (1)
--------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  |_|
                                                                        (b)  |_|

--------------------------------------------------------------------------------
        3          SEC USE ONLY


--------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*
                   PF

--------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEM 2(d) or 2(e)                             |_|

--------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION
                   N/A

--------------------------------------------------------------------------------
                                   7     SOLE VOTING POWER
                                              None(1)

                                ------------------------------------------------
       NUMBER OF SHARES            8     SHARED VOTING POWER
         BENEFICIALLY                         None
           OWNED BY
        EACH REPORTING          ------------------------------------------------
         PERSON WITH               9     SOLE DISPOSITIVE POWER
                                              None(1)

                                ------------------------------------------------
                                  10     SHARED DISPOSITIVE POWER
                                              None

--------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   None(1)

--------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES*                                           |_|

--------------------------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   Not applicable

--------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*
                   OO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)      Voting and dispositive power is executed by Guadalupe G. Rubin.

-----------------------                                   ----------------------
CUSIP No.   039381108             SCHEDULE 13D              PAGE 12 OF 38 PAGES
--------------------------------------------------------------------------------
        1          NAME OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                   James B. Rubin, IRA (1)
--------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  |_|
                                                                        (b)  |_|

--------------------------------------------------------------------------------
        3          SEC USE ONLY


--------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*
                   PF

--------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEM 2(d) or 2(e)                             |_|

--------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION
                   N/A

--------------------------------------------------------------------------------
                                   7     SOLE VOTING POWER
                                              None(1)

                                ------------------------------------------------
       NUMBER OF SHARES            8     SHARED VOTING POWER
         BENEFICIALLY                         None
           OWNED BY
        EACH REPORTING          ------------------------------------------------
         PERSON WITH               9     SOLE DISPOSITIVE POWER
                                              None(1)

                                ------------------------------------------------
                                  10     SHARED DISPOSITIVE POWER
                                              None

--------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   None(1)

--------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES*                                           |_|

--------------------------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   Not applicable

--------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*
                   OO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


(1)      Voting and dispositive power is executed by James B. Rubin.

-----------------------                                   ----------------------
CUSIP No.   039381108             SCHEDULE 13D              PAGE 13 OF 38 PAGES
--------------------------------------------------------------------------------
        1          NAME OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                   Resurgence Parallel Fund II, L.L.C. (1)
--------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  |_|
                                                                        (b)  |_|

--------------------------------------------------------------------------------
        3          SEC USE ONLY


--------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*
                   WC

--------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEM 2(d) or 2(e)                             |_|

--------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware

--------------------------------------------------------------------------------
                                   7     SOLE VOTING POWER
                                              None(1)

                                ------------------------------------------------
       NUMBER OF SHARES            8     SHARED VOTING POWER
         BENEFICIALLY                         None
           OWNED BY
        EACH REPORTING          ------------------------------------------------
         PERSON WITH               9     SOLE DISPOSITIVE POWER
                                              None(1)

                                ------------------------------------------------
                                  10     SHARED DISPOSITIVE POWER
                                              None

--------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   None(1)

--------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES*                                           |_|

--------------------------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   Not applicable

--------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*
                   OO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


(1) Resurgence Parallel Fund II, L.L.C.'s managers, Martin D. Sass, Hugh R. Lamle and Martin E. Winter, exercised voting and dispositive power over the Issuer's securities.

-----------------------                                   ----------------------
CUSIP No.   039381108             SCHEDULE 13D              PAGE 14 OF 38 PAGES
--------------------------------------------------------------------------------
        1          NAME OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                   Resurgence Asset Management Employee Retirement Plan (1)
--------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  |_|
                                                                        (b)  |_|

--------------------------------------------------------------------------------
        3          SEC USE ONLY


--------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*
                   OO

--------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEM 2(d) or 2(e)                             |_|

--------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION
                   N/A

--------------------------------------------------------------------------------
                                   7     SOLE VOTING POWER
                                              None(1)

                                ------------------------------------------------
       NUMBER OF SHARES            8     SHARED VOTING POWER
         BENEFICIALLY                         None
           OWNED BY
        EACH REPORTING          ------------------------------------------------
         PERSON WITH               9     SOLE DISPOSITIVE POWER
                                              None(1)

                                ------------------------------------------------
                                  10     SHARED DISPOSITIVE POWER
                                              None

--------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   None(1)

--------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES*                                           |_|

--------------------------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   Not applicable

--------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*
                   EP

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) The trustee of Resurgence Asset Management Employee Retirement Plan is James B. Rubin.

-----------------------                                    ---------------------
CUSIP No.  039381108              SCHEDULE 13D             PAGE 15 OF 38 PAGES
------------------ -------------------------------------------------------------
        1          NAME OF REPORTING  PERSONS
                   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                   J. B. Rubin & Company Defined Contribution Plan (1)
------------------ -------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  |_|
                                                                        (b)  |_|
------------------ -------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------
        4          SOURCE OF FUNDS*
                   OO
------------------ -------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEM 2(d) or 2(e)                            |_|
------------------ -------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION
                   N/A
------------------------------- -------- ---------------------------------------
                                   7     SOLE VOTING POWER
                                              None(1)
                                -------- ---------------------------------------
       NUMBER OF SHARES            8     SHARED VOTING POWER
         BENEFICIALLY                         None
           OWNED BY
        EACH REPORTING          -------- ---------------------------------------
         PERSON WITH               9     SOLE DISPOSITIVE POWER
                                              None(1)

                                -------- ---------------------------------------
                                  10     SHARED DISPOSITIVE POWER
                                              None

------------------ -------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   None(1)
------------------ -------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
                   EXCLUDES CERTAIN SHARES*                                 |_|
------------------ -------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   Not applicable
------------------ -------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*
                   EP
------------------ -------------------------------------------------------------
                            *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) The trustee of the J. B. Rubin & Company Defined Contribution Plan is James B. Rubin.

-----------------------                                    ---------------------
CUSIP No.  039381108              SCHEDULE 13D             PAGE 16 OF 38 PAGES
------------------ -------------------------------------------------------------
        1          NAME OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NOS. OF ABOVE  PERSONS (ENTITIES ONLY)

                   Mid Ocean Capital Ltd. (1)
------------------ -------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  |_|
                                                                        (b)  |_|
------------------ -------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------
        4          SOURCE OF FUNDS*
                   WC
------------------ -------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEM  2(d) or 2(e)                            |_|
------------------ -------------------------------------------------------------
        6          CITIZENSHIP OR PLACE  OF ORGANIZATION
                   British Virgin Islands
------------------------------- -------- ---------------------------------------
                                   7     SOLE VOTING  POWER
                                              None(1)
                                -------- ---------------------------------------
       NUMBER OF SHARES            8     SHARED VOTING  POWER
         BENEFICIALLY                         None
           OWNED BY             -------- ---------------------------------------
        EACH REPORTING             9     SOLE DISPOSITIVE  POWER
         PERSON WITH                          None(1)
                                -------- ---------------------------------------
                                  10     SHARED DISPOSITIVE  POWER
                                              None
------------------ -------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   None(1)
------------------ -------------------------------------------------------------
       12          CHECK BOX IF THE  AGGREGATE  AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN  SHARES*                                         |_|
------------------ -------------------------------------------------------------
       13          PERCENT  OF CLASS REPRESENTED BY AMOUNT  IN  ROW (11)
                   Not applicable
------------------ -------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*
                   OO
------------------ -------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Mid Ocean Capital Ltd. is the wholly-owned subsidiary of the M.D. Sass Corporate Resurgence International Irrevocable Trust B
         (the "Trust"). Accordingly, Mid Ocean Capital Ltd. and the Trust may have been deemed to share voting and dispositive power over the Issuer's securities. Voting and dispositive power over the Issuer's securities is exercised through CITCO Trustees (BVI) Ltd. The sole director of Mid Ocean Capital Ltd. is CTC Corporation, Ltd.

-----------------------                                     --------------------
CUSIP No.   039381108              SCHEDULE 13D             PAGE 17 OF 38 PAGES
------------------------                                    --------------------



      This Amendment No. 1 (this "Amendment") to the Schedule 13D filed on July 3, 2001(the "Schedule 13D") relates to Common Stock (the "Common Stock") of Arch Wireless, Inc., a Delaware corporation ("Issuer"). This filing is made by Resurgence Asset Management, L.L.C., Resurgence Asset Management International, L.L.C., Re/Enterprise Asset Management, L.L.C., Kingstreet Ltd., Resurgence Parallel Fund L.L.C., M.D. Sass Associates, Inc. Employees Profit Sharing Plan, James B. Rubin, Devonshire Capital Partners, L.L.C., J.B. Rubin & Company Profit Sharing Plan, Guadalupe G. Rubin IRA, James B. Rubin IRA, Resurgence Parallel Fund II, LLC, Resurgence Asset Management Employee Retirement Plan, J.B. Rubin & Company Defined Contribution Plan, and Mid Ocean Capital Ltd. (collectively, the "Reporting Persons"). Pursuant to this Amendment, the Reporting Persons hereby amend Items 4, 5 and 7 to the Schedule 13D as set forth in this Amendment.


ITEM 4.  PURPOSE OF TRANSACTION

         Item 4 to the Schedule 13D is hereby amended to add the following as a new paragraph at the end thereof:

         "Between November 7, 2001 and December 7, 2001, the Reporting Persons sold all 16,239,776 shares of the Common Stock beneficially owned by them and as such no longer oppose the restructuring plan originally proposed by the Issuer. The Issuer also filed a voluntary petition under Chapter 11 of the Bankruptcy Code on December 6, 2001. None of the Reporting Persons presently has any plans or proposals that relate to or otherwise result in any matter required to be disclosed in response to paragraphs (a) through (i) of Item 4 of Schedule 13D. "


ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         Item 5 to the Schedule 13D is hereby amended and restated in its entirety as follows:

(a) - (b) See Rows 7, 9, 11 and 13 of each cover page.

(c) Between November 7, 2001 and December 7, 2001, the Reporting Persons sold all 16,239,776 shares of the Common Stock beneficially owned by them at a price per share ranging from $0.01350 to $0.04500 in open market transactions. For information about each sale, see Exhibit 3 hereto.

(d) No person other than those named in Item 2 to this Schedule 13D is known to have the right to receive or the power to direct the receipt of the proceeds from the sale of shares of Common Stock beneficially owned by the Reporting Persons.

(e)      December 5, 2001.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         Exhibit 1             Agreement as to Joint Filing of Schedule 13D
         Exhibit 2             Disclaimer of Beneficial Ownership
         Exhibit 3             Schedule of Sales

-----------------------                                     --------------------
CUSIP No.   039381108              SCHEDULE 13D             PAGE 18 OF 38 PAGES
------------------------                                    --------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: December 20, 2001
                              RESURGENCE ASSET MANAGEMENT, L.L.C.

                              BY: /S/  JAMES B. RUBIN
                              --------------------------------------------
                              James B. Rubin, Co-Chair

                              RESURGENCE ASSET MANAGEMENT INTERNATIONAL, L.L.C.

                              BY: /S/  JAMES B. RUBIN
                              --------------------------------------------
                              James B. Rubin, Co-Chair

                              RE/ENTERPRISE ASSET MANAGEMENT, L.L.C.

                              BY: /S/  JAMES B. RUBIN
                              --------------------------------------------
                              James B. Rubin, Co-Chair

                              KINGSTREET LTD.

                              /S/  CTC CORPORATION, LTD
                              --------------------------------------------
                              CTC Corporation, Ltd, Director

                              RESURGENCE PARALLEL FUND, L.L.C.

                              BY: /S/  MARTIN E. WINTER
                              --------------------------------------------
                              Martin E. Winter, Member

                              M.D. SASS ASSOCIATES, INC. EMPLOYEES PROFIT
                              SHARING PLAN

                              BY: /S/  MARTIN E. WINTER
                              --------------------------------------------
                              Martin E. Winter, Trustee

                              JAMES B. RUBIN

                              /S/  JAMES B. RUBIN
                              --------------------------------------------
                              James B. Rubin

                              J.B. RUBIN & COMPANY PROFIT SHARING PLAN

                              BY: /S/  JAMES B. RUBIN
                              --------------------------------------------
                              James B. Rubin, Trustee

                              RESURGENCE ASSET MANAGEMENT EMPLOYEE RETIREMENT
                              PLAN

                              BY: /S/  JAMES B. RUBIN
                              --------------------------------------------
                              James B. Rubin, Trustee

-----------------------                                     --------------------
CUSIP No.   039381108              SCHEDULE 13D             PAGE 19 OF 38 PAGES
------------------------                                    --------------------



                             DEVONSHIRE CAPITAL PARTNERS, L.L.C.

                             BY: /S/  JAMES B. RUBIN
                             --------------------------------------------
                             James B. Rubin, Member

                             GUADALUPE G. RUBIN IRA

                             BY: /S/  GUADALUPE G. RUBIN
                             --------------------------------------------
                             Guadalupe G. Rubin, Beneficiary

                             JAMES B. RUBIN IRA

                             BY: /S/  JAMES B. RUBIN
                             --------------------------------------------
                             James B. Rubin, Beneficiary

                             RESURGENCE PARALLEL FUND II, LLC

                             BY: /S/  MARTIN E. WINTER
                             --------------------------------------------
                             Martin E. Winter, Member

                             J.B. RUBIN & COMPANY DEFINED CONTRIBUTION PLAN

                             BY: /S/  JAMES B. RUBIN
                             --------------------------------------------
                             James B. Rubin, Trustee

                             MID OCEAN CAPITAL LTD.

                             /S/  CTC CORPORATION, LTD.
                             ---------------------------------------------
                             CTC Corporation, Ltd., Director

-----------------------                                     --------------------
CUSIP No.   039381108              SCHEDULE 13D             PAGE 20 OF 38 PAGES
------------------------                                    --------------------


                          EXHIBIT INDEX TO SCHEDULE 13D
                               ARCH WIRELESS, INC.

Exhibit 1             Agreement between Resurgence Asset Management, L.L.C.
                      ("RAM"), Resurgence Asset Management International, L.L.C. ("RAMI"), Re/Enterprise Asset Management, L.L.C. ("REAM"), Kingstreet Ltd., Resurgence Parallel Fund L.L.C. ("Parallel Fund I"), M.D. Sass Associates, Inc. Employees Profit Sharing Plan ("SAEPS"), James B. Rubin, Devonshire Capital Partners, L.L.C. ("Devonshire"), J.B. Rubin & Company Profit Sharing Plan (the "Rubin Plan"), Guadalupe
                      G. Rubin IRA, James B. Rubin IRA, Resurgence Parallel Fund II, LLC ("Parallel Fund II"), Resurgence Asset Management Employee Retirement Plan ("RAM Plan"), J. B. Rubin & Company Defined Contribution Plan ("Rubin Contribution Plan") and Mid Ocean Capital Ltd. as to joint filing of
                      Schedule 13D.

Exhibit 2             Disclaimer of Beneficial Ownership by RAM, RAMI and REAM.

Exhibit 3             Schedule of Sales

-----------------------                                     --------------------
CUSIP No.   039381108              SCHEDULE 13D             PAGE 21 OF 38 PAGES
------------------------                                    --------------------



                                    EXHIBIT 1

                  AGREEMENT AS TO JOINT FILING OF SCHEDULE 13D

Each of the undersigned hereby affirms that it is individually eligible to use
Schedule 13D, and agrees that this amendment to Schedule 13D is filed on its behalf.

Dated:  December 20, 2001

                             RESURGENCE ASSET MANAGEMENT, L.L.C.

                             BY: /S/  JAMES B. RUBIN
                             --------------------------------------------
                             James B. Rubin, Co-Chair

                             RESURGENCE ASSET MANAGEMENT INTERNATIONAL, L.L.C.

                             BY: /S/  JAMES B. RUBIN
                             --------------------------------------------
                             James B. Rubin, Co-Chair

                             RE/ENTERPRISE ASSET MANAGEMENT, L.L.C.

                             BY: /S/  JAMES B. RUBIN
                             --------------------------------------------
                             James B. Rubin, Co-Chair

                             KINGSTREET LTD.

                             /S/  CTC CORPORATION, LTD.
                             --------------------------------------------
                             CTC Corporation, Ltd., Director

                             RESURGENCE PARALLEL FUND, L.L.C.

                             BY: /S/  MARTIN E. WINTER
                             --------------------------------------------
                             Martin E. Winter, Member

                             M.D. SASS ASSOCIATES, INC. EMPLOYEES PROFIT
                             SHARING PLAN

                             BY: /S/  MARTIN E. WINTER
                             --------------------------------------------
                             Martin E. Winter, Trustee

                             JAMES B. RUBIN

                             /S/  JAMES B. RUBIN
                             --------------------------------------------
                             James B. Rubin

                             J.B. RUBIN & COMPANY PROFIT SHARING PLAN

                             BY: /S/  JAMES B. RUBIN
                             --------------------------------------------
                             James B. Rubin, Trustee

-----------------------                                     --------------------
CUSIP No.   039381108              SCHEDULE 13D             PAGE 22 OF 38 PAGES
------------------------                                    --------------------

                             RESURGENCE ASSET MANAGEMENT EMPLOYEE RETIREMENT
                             PLAN

                             BY: /S/  JAMES B. RUBIN
                             --------------------------------------------
                             James B. Rubin, Trustee

                             DEVONSHIRE CAPITAL PARTNERS, L.L.C.

                             BY: /S/  JAMES B. RUBIN
                             --------------------------------------------
                             James B. Rubin, Member

                             GUADALUPE G. RUBIN IRA

                             BY: /S/  GUADALUPE G. RUBIN
                             --------------------------------------------
                             Guadalupe G. Rubin, Beneficiary

                             JAMES B. RUBIN IRA

                             BY: /S/  JAMES B. RUBIN
                             --------------------------------------------
                             James B. Rubin, Beneficiary

                             RESURGENCE PARALLEL FUND II, LLC

                             BY: /S/  MARTIN E. WINTER
                             --------------------------------------------
                             Martin E. Winter, Member

                             J.B. RUBIN & COMPANY DEFINED CONTRIBUTION PLAN

                             BY: /S/  JAMES B. RUBIN
                             --------------------------------------------
                             James B. Rubin, Trustee

                             MID OCEAN CAPITAL LTD.

                             /S/  CTC CORPORATION, LTD.
                             ---------------------------------------------
                             CTC Corporation, Ltd., Director

-----------------------                                     --------------------
CUSIP No.   039381108              SCHEDULE 13D             PAGE 23 OF 38 PAGES
------------------------                                    --------------------


                                    EXHIBIT 2

                       DISCLAIMER OF BENEFICIAL OWNERSHIP

Each of the undersigned disclaims beneficial ownership of the securities referred to in the Schedule 13D to which this exhibit is attached, and the filing of this Schedule 13D shall not be construed as an admission that any of the undersigned is, for the purpose of Section 13D or 13G of the Securities Exchange Act of 1934, as amended, the beneficial owner of any securities covered by this Schedule 13D.

Dated:  December 20, 2001

                             RESURGENCE ASSET MANAGEMENT, L.L.C.

                             BY: /S/  JAMES B. RUBIN
                             --------------------------------------------
                             James B. Rubin, Co-Chair

                             RESURGENCE ASSET MANAGEMENT INTERNATIONAL, L.L.C.

                             BY: /S/  JAMES B. RUBIN
                             --------------------------------------------
                             James B. Rubin, Co-Chair

                             RE/ENTERPRISE ASSET MANAGEMENT, L.L.C.

                             BY: /S/  JAMES B. RUBIN
                             --------------------------------------------
                             James B. Rubin, Co-Chair

-----------------------                                    ---------------------
CUSIP No.  039381108              SCHEDULE 13D             PAGE 24 OF 38 PAGES
------------------ -------------------------------------------------------------


                                    EXHIBIT 3

                                SCHEDULE OF SALES

                      RESURGENCE ASSET MANAGEMENT, L.L.C.1

--------------------------------------------------------------------------------
------------------------------    ------------------------    ------------------
   DATE OF SALE                    NUMBER OF SHARES SOLD        PRICE PER SHARE
                                                                      ($)
------------------------------    ------------------------    ------------------
------------------------------    ------------------------    ------------------

------------------------------    ------------------------    ------------------
------------------------------    ------------------------    ------------------
November 7, 2001                      487,000                      0.04500
------------------------------    ------------------------    ------------------
------------------------------    ------------------------    ------------------
November 8, 2001                       48,647                      0.04010
------------------------------    ------------------------    ------------------
------------------------------    ------------------------    ------------------
November 12, 2001                      24,322                      0.03300
------------------------------    ------------------------    ------------------
------------------------------    ------------------------    ------------------
November 13, 2001                      72,969                      0.03300
------------------------------    ------------------------    ------------------
------------------------------    ------------------------    ------------------
November 15, 2001                      97,294                      0.03000
------------------------------    ------------------------    ------------------
------------------------------    ------------------------    ------------------
November 16, 2001                      145,938                      0.02500
------------------------------    ------------------------    ------------------
------------------------------    ------------------------    ------------------
November 19, 2001                      291,876                      0.02600
------------------------------    ------------------------    ------------------
------------------------------    ------------------------    ------------------
November 20, 2001                      291,876                      0.02800
------------------------------    ------------------------    ------------------
------------------------------    ------------------------    ------------------
November 21, 2001                      236,678                      0.02800
------------------------------    ------------------------    ------------------
------------------------------    ------------------------    ------------------
November 29, 2001                      184,059                      0.01900
------------------------------    ------------------------    ------------------
------------------------------    ------------------------    ------------------
November 30, 2001                      433,080                      0.01880
------------------------------    ------------------------    ------------------
------------------------------    ------------------------    ------------------
December 3, 2001                       433,081                      0.01510
------------------------------    ------------------------    ------------------
------------------------------    ------------------------    ------------------
December 4, 2001                       433,080                      0.01350
------------------------------    ------------------------    ------------------
------------------------------    ------------------------    ------------------
December 5, 2001                       433,080                      0.01440
------------------------------    ------------------------    ------------------
------------------------------    ------------------------    ------------------
December 6, 2001                     3,395,238                      0.01740
------------------------------    ------------------------    ------------------
------------------------------    ------------------------    ------------------
 December 7, 2001                      205,713                      0.01420
------------------------------    ------------------------    ------------------

--------
1 Resurgence Asset Management, L.L.C. ("RAM") exercised voting and dispositive power over the Issuer's securities solely in its capacity as the general partner and sole investment advisor of M.D. Sass Corporate Resurgence Partners, L.P. and investment advisor to M.D. Sass Corporate Resurgence Partners II, L.P. Accordingly, RAM and M.D. Sass Corporate Resurgence Partners, L.P. may be deemed to have shared voting and dispositive power with each of M.D. Sass Corporate Resurgence Partners, L.P. and M.D. Sass Corporate Resurgence Partners II, L.P. Mr. James B. Rubin serves as Chief Investment Officer and is responsible for the day-to-day investment activities of RAM.

-----------------------                                    ---------------------
CUSIP No.  039381108              SCHEDULE 13D             PAGE 25 OF 38 PAGES
------------------ -------------------------------------------------------------


               RESURGENCE ASSET MANAGEMENT INTERNATIONAL, L.L.C.2

-------------------------------    ------------------------    -----------------
    DATE OF SALE                    NUMBER OF SHARES SOLD        PRICE PER SHARE
                                                                       ($)
-------------------------------    ------------------------    -----------------

November 7, 2001                        201,000                      0.04500
-------------------------------    ------------------------    -----------------
November 8, 2001                         20,125                      0.04010
-------------------------------    ------------------------    -----------------
November 12, 2001                        10,063                      0.03300
-------------------------------    ------------------------    -----------------
November 13, 2001                        30,188                      0.03300
-------------------------------    ------------------------    -----------------
November 15, 2001                        40,250                      0.03000
-------------------------------    ------------------------    -----------------
November 16, 2001                        60,376                      0.02500
-------------------------------    ------------------------    -----------------
November 19, 2001                       120,753                      0.02600
-------------------------------    ------------------------    -----------------
November 20, 2001                       120,753                      0.02800
-------------------------------    ------------------------    -----------------
November 21, 2001                       103,195                      0.02800
-------------------------------    ------------------------    -----------------
November 29, 2001                        94,424                      0.01900
-------------------------------    ------------------------    -----------------
November 30, 2001                       222,174                      0.01880
-------------------------------    ------------------------    -----------------
December 3, 2001                        222,174                      0.01510
-------------------------------    ------------------------    -----------------
December 4, 2001                        222,174                      0.01350
-------------------------------    ------------------------    -----------------
December 5, 2001                        222,174                      0.01440
-------------------------------    ------------------------    -----------------
December 6, 2001                      1,741,792                      0.01740
-------------------------------    ------------------------    -----------------
December 7, 2001                        105,532                      0.01420
-------------------------------    ------------------------    -----------------
--------
2 Resurgence Asset Management International, L.L.C. ("RAMI") exercised voting and dispositive power over the Issuer's securities solely in RAMI's capacity as sole special shareholder of and sole investment advisor of M.D. Sass Corporate Resurgence International, Ltd.. Accordingly, RAMI may have been deemed to share voting and dispositive power with M.D. Sass Corporate Resurgence Partners International Ltd. Mr. James B. Rubin serves as Chief Investment Officer and is responsible for the day-to-day investment activities of RAMI.

-----------------------                                    ---------------------
CUSIP No.  039381108              SCHEDULE 13D             PAGE 26 OF 38 PAGES
-----------------------                                    ---------------------


                    RE/ENTERPRISE ASSET MANAGEMENT, L.L.C.3

------------------------------    ------------------------    ------------------
   DATE OF SALE                    NUMBER OF SHARES SOLD        PRICE PER SHARE
                                                                       ($)
------------------------------    ------------------------    ------------------
November 7, 2001                       258,000                      0.04500
------------------------------    ------------------------    ------------------
November 8, 2001                        25,798                      0.04010
------------------------------    ------------------------    ------------------
November 12, 2001                       12,899                      0.03300
------------------------------    ------------------------    ------------------
November 13, 2001                       38,697                      0.03300
------------------------------    ------------------------    ------------------
November 15, 2001                       51,596                      0.03000
------------------------------    ------------------------    ------------------
November 16, 2001                       77,395                      0.02500
------------------------------    ------------------------    ------------------
November 19, 2001                      154,788                      0.02600
------------------------------    ------------------------    ------------------
November 20, 2001                      154,788                      0.02800
------------------------------    ------------------------    ------------------
November 21, 2001                      132,281                      0.02800
------------------------------    ------------------------    ------------------
November 29, 2001                      121,038                      0.01900
------------------------------    ------------------------    ------------------
November 30, 2001                      284,797                      0.01880
------------------------------    ------------------------    ------------------
December 3, 2001                       284,796                      0.01510
------------------------------    ------------------------    ------------------
December 4, 2001                       284,797                      0.01350
------------------------------    ------------------------    ------------------
December 5, 2001                       284,796                      0.01440
------------------------------    ------------------------    ------------------
December 6, 2001                     2,232,743                      0.01740
------------------------------    ------------------------    ------------------
December 7, 2001                       135,279                      0.01420
------------------------------    ------------------------    ------------------
--------

3 Re/Enterprise Asset Management L.L.C. ("REAM") exercised voting and dispositive power over the Issuer's securities (a) as the sole investment advisor to two employee pension plans and (b) as general partner and sole investment advisor of M.D. Sass Re/Enterprise Portfolio Company, L.P. ("Enterprise") and M.D. Sass Re/Enterprise II, L.P. ("Enterprise II"). Accordingly, REAM may have been deemed to share voting and dispositive power with each of the pension plans and with Enterprise and Enterprise II. Mr. James
B. Rubin serves as Chief Investment Officer and is responsible for the day-to-day investment activities of REAM.

-----------------------                                    ---------------------
CUSIP No.  039381108              SCHEDULE 13D             PAGE 27 OF 38 PAGES
-----------------------                                    ---------------------


                                KINGSTREET, LTD.

------------------------------    ------------------------    ------------------
   DATE OF SALE                    NUMBER OF SHARES SOLD        PRICE PER SHARE
                                                                       ($)
------------------------------    ------------------------    ------------------
 November 7, 2001                          5,000                       0.04500
------------------------------    ------------------------    ------------------
 November 8, 2001                           526                        0.04010
------------------------------    ------------------------    ------------------
November 12, 2001                           263                        0.03300
------------------------------    ------------------------    ------------------
November 13, 2001                           789                        0.03300
------------------------------    ------------------------    ------------------
November 15, 2001                          1,052                       0.03000
------------------------------    ------------------------    ------------------
November 16, 2001                          1,578                       0.02500
------------------------------    ------------------------    ------------------
November 19, 2001                          3,157                       0.02600
------------------------------    ------------------------    ------------------
November 20, 2001                          3,157                       0.02800
------------------------------    ------------------------    ------------------
November 21, 2001                          2,698                       0.02800
------------------------------    ------------------------    ------------------
November 29, 2001                          2,468                       0.01900
------------------------------    ------------------------    ------------------
November 30, 2001                          5,808                       0.01880
------------------------------    ------------------------    ------------------
 December 3, 2001                          5,808                       0.01510
------------------------------    ------------------------    ------------------
 December 4, 2001                          5,808                       0.01350
------------------------------    ------------------------    ------------------
 December 5, 2001                          5,808                       0.01440
------------------------------    ------------------------    ------------------
 December 6, 2001                         45,536                       0.01740
------------------------------    ------------------------    ------------------
 December 7, 2001                          2,759                       0.01420
------------------------------    ------------------------    ------------------

-----------------------                                    ---------------------
CUSIP No.  039381108              SCHEDULE 13D             PAGE 28 OF 38 PAGES
-----------------------                                    ---------------------


                        RESURGENCE PARALLEL FUND, L.L.C.

------------------------------    ------------------------    ------------------
   DATE OF SALE                    NUMBER OF SHARES SOLD        PRICE PER SHARE
                                                                       ($)
------------------------------    ------------------------    ------------------
November 7, 2001                        14,000                         0.04500
------------------------------    ------------------------    ------------------
November 8, 2001                         1,368                         0.04010
------------------------------    ------------------------    ------------------
November 12, 2001                          684                         0.03300
------------------------------    ------------------------    ------------------
November 13, 2001                        2,052                         0.03300
------------------------------    ------------------------    ------------------
November 15, 2001                        2,736                         0.03000
------------------------------    ------------------------    ------------------
November 16, 2001                        4,104                         0.02500
------------------------------    ------------------------    ------------------
November 19, 2001                        8,209                         0.02600
------------------------------    ------------------------    ------------------
November 20, 2001                        8,209                         0.02800
------------------------------    ------------------------    ------------------
November 21, 2001                        7,015                         0.02800
------------------------------    ------------------------    ------------------
November 29, 2001                        6,419                         0.01900
------------------------------    ------------------------    ------------------
November 30, 2001                       15,103                         0.01880
------------------------------    ------------------------    ------------------
December 3, 2001                        15,103                         0.01510
------------------------------    ------------------------    ------------------
December 4, 2001                        15,103                         0.01350
------------------------------    ------------------------    ------------------
December 5, 2001                        15,103                         0.01440
------------------------------    ------------------------    ------------------
December 6, 2001                       118,402                         0.01740
------------------------------    ------------------------    ------------------
December 7, 2001                         7,174                         0.01420
------------------------------    ------------------------    ------------------

-----------------------                                     --------------------
CUSIP No.   039381108              SCHEDULE 13D             PAGE 29 OF 38 PAGES
------------------------                                    --------------------


                M.D. SASS ASSOCIATES EMPLOYEE PROFIT SHARING PLAN
--------------------------------------------------------------------------------
 DATE OF SALE                    NUMBER OF SHARES SOLD           PRICE PER SHARE
                                                                       ($)
------------------------------    ------------------------    ------------------
 November 7, 2001                       2,000                          0.04500
------------------------------    ------------------------    ------------------
 November 8, 2001                         180                          0.04010
------------------------------    ------------------------    ------------------
November 12, 2001                          90                          0.03300
------------------------------    ------------------------    ------------------
November 13, 2001                         270                          0.03300
------------------------------    ------------------------    ------------------
November 15, 2001                         360                          0.03000
------------------------------    ------------------------    ------------------
November 16, 2001                         540                          0.02500
------------------------------    ------------------------    ------------------
November 19, 2001                       1,079                          0.02600
------------------------------    ------------------------    ------------------
November 20, 2001                       1,080                          0.02800
------------------------------    ------------------------    ------------------
November 21, 2001                         923                          0.02800
------------------------------    ------------------------    ------------------
November 29, 2001                         844                          0.01900
------------------------------    ------------------------    ------------------
November 30, 2001                       1,986                          0.01880
------------------------------    ------------------------    ------------------
 December 3, 2001                       1,986                          0.01510
------------------------------    ------------------------    ------------------
 December 4, 2001                       1,986                          0.01350
------------------------------    ------------------------    ------------------
 December 5, 2001                       1,986                          0.01440
------------------------------    ------------------------    ------------------
 December 6, 2001                      15,572                          0.01740
------------------------------    ------------------------    ------------------
 December 7, 2001                         943                          0.01420
------------------------------    ------------------------    ------------------

-----------------------                                     --------------------
CUSIP No.   039381108              SCHEDULE 13D             PAGE 30 OF 38 PAGES
------------------------                                    --------------------


                                 JAMES B. RUBIN
--------------------------------------------------------------------------------

 DATE OF SALE                    NUMBER OF SHARES SOLD           PRICE PER SHARE
                                                                      ($)
----------------------------- ---------------------------- ---------------------
November 7, 2001                       14,000                        0.04500
----------------------------- ---------------------------- ---------------------
November 8, 2001                        1,363                        0.04010
----------------------------- ---------------------------- ---------------------
November 12, 2001                         682                        0.03300
----------------------------- ---------------------------- ---------------------
November 13, 2001                       2,045                        0.03300
----------------------------- ---------------------------- ---------------------
November 15, 2001                       2,726                        0.03000
----------------------------- ---------------------------- ---------------------
November 16, 2001                       4,090                        0.02500
----------------------------- ---------------------------- ---------------------
November 19, 2001                       8,179                        0.02600
----------------------------- ---------------------------- ---------------------
November 20, 2001                       8,179                        0.02800
----------------------------- ---------------------------- ---------------------
November 21, 2001                       6,990                        0.02800
----------------------------- ---------------------------- ---------------------
November 29, 2001                       6,396                        0.01900
----------------------------- ---------------------------- ---------------------
November 30, 2001                      15,049                        0.01880
----------------------------- ---------------------------- ---------------------
December 3, 2001                       15,049                        0.01510
----------------------------- ---------------------------- ---------------------
December 4, 2001                       15,049                        0.01350
----------------------------- ---------------------------- ---------------------
December 5, 2001                       15,049                        0.01440
----------------------------- ---------------------------- ---------------------
December 6, 2001                      117,982                        0.01740
----------------------------- ---------------------------- ---------------------
December 7, 2001                        7,148                        0.01420
----------------------------- ---------------------------- ---------------------

-----------------------                                     --------------------
CUSIP No.   039381108              SCHEDULE 13D             PAGE 31 OF 38 PAGES
------------------------                                    --------------------


                       DEVONSHIRE CAPITAL PARTNERS, L.L.C.
------------------------------    ------------------------    ------------------
 DATE OF SALE                       NUMBER OF SHARES SOLD       PRICE PER SHARE
                                                                         ($)
------------------------------    ------------------------    ------------------
November 7, 2001                         9,000                      0.04500
------------------------------    ------------------------    ------------------
November 8, 2001                           875                      0.04010
------------------------------    ------------------------    ------------------
November 12, 2001                          437                      0.03300
------------------------------    ------------------------    ------------------
November 13, 2001                        1,312                      0.03300
------------------------------    ------------------------    ------------------
November 15, 2001                        1,750                      0.03000
------------------------------    ------------------------    ------------------
November 16, 2001                        2,624                      0.02500
------------------------------    ------------------------    ------------------
November 19, 2001                        5,249                      0.02600
------------------------------    ------------------------    ------------------
November 20, 2001                        5,249                      0.02800
------------------------------    ------------------------    ------------------
November 21, 2001                        4,486                      0.02800
------------------------------    ------------------------    ------------------
November 29, 2001                        4,104                      0.01900
------------------------------    ------------------------    ------------------
November 30, 2001                        9,657                      0.01880
------------------------------    ------------------------    ------------------
December 3, 2001                         9,657                      0.01510
------------------------------    ------------------------    ------------------
December 4, 2001                         9,657                      0.01350
------------------------------    ------------------------    ------------------
December 5, 2001                         9,657                      0.01440
------------------------------    ------------------------    ------------------
December 6, 2001                        75,713                      0.01740
------------------------------    ------------------------    ------------------
December 7, 2001                         4,587                      0.01420
------------------------------    ------------------------    ------------------

-----------------------                                     --------------------
CUSIP No.   039381108              SCHEDULE 13D             PAGE 32 OF 38 PAGES
------------------------                                    --------------------




                    J.B. RUBIN & COMPANY PROFIT SHARING PLAN
--------------------------------------------------------------------------------
-------------------------------    ------------------------    -----------------
 DATE OF SALE                       NUMBER OF SHARES SOLD        PRICE PER SHARE
                                                                         ($)
-------------------------------    ------------------------    -----------------
 November 8, 2001                          11                           0.04010
-------------------------------    ------------------------    -----------------
 November 12, 2001                          6                           0.03300
-------------------------------    ------------------------    -----------------
 November 13, 2001                         17                           0.03300
-------------------------------    ------------------------    -----------------
 November 15, 2001                         22                           0.03000
-------------------------------    ------------------------    -----------------
 November 16, 2001                         33                           0.02500
-------------------------------    ------------------------    -----------------
 November 19, 2001                         66                           0.02600
-------------------------------    ------------------------    -----------------
 November 20, 2001                         66                           0.02800
-------------------------------    ------------------------    -----------------
 November 21, 2001                         56                           0.02800
-------------------------------    ------------------------    -----------------
 November 29, 2001                         52                           0.01900
-------------------------------    ------------------------    -----------------
 November 30, 2001                        122                           0.01880
-------------------------------    ------------------------    -----------------
 December 3, 2001                         122                           0.01510
-------------------------------    ------------------------    -----------------
 December 4, 2001                         122                           0.01350
-------------------------------    ------------------------    -----------------
 December 5, 2001                         122                           0.01440
-------------------------------    ------------------------    -----------------
 December 6, 2001                         953                           0.01740
-------------------------------    ------------------------    -----------------
 December 7, 2001                          58                           0.01420
-------------------------------    ------------------------    -----------------

-----------------------                                     --------------------
CUSIP No.   039381108              SCHEDULE 13D             PAGE 33 OF 38 PAGES
------------------------                                    --------------------




                             GUADALUPE G. RUBIN IRA
--------------------------------------------------------------------------------
------------------------------    ------------------------    ------------------
 DATE OF SALE                      NUMBER OF SHARES SOLD        PRICE PER SHARE
                                                                         ($)
------------------------------    ------------------------    ------------------
November 8, 2001                           42                          0.04010
------------------------------    ------------------------    ------------------
November 12, 2001                          21                          0.03300
------------------------------    ------------------------    ------------------
November 13, 2001                          63                          0.03300
------------------------------    ------------------------    ------------------
November 15, 2001                          84                          0.03000
------------------------------    ------------------------    ------------------
November 16, 2001                         127                          0.02500
------------------------------    ------------------------    ------------------
November 19, 2001                         253                          0.02600
------------------------------    ------------------------    ------------------
November 20, 2001                         253                          0.02800
------------------------------    ------------------------    ------------------
November 21, 2001                         216                          0.02800
------------------------------    ------------------------    ------------------
November 29, 2001                         198                          0.01900
------------------------------    ------------------------    ------------------
November 30, 2001                         466                          0.01880
------------------------------    ------------------------    ------------------
December 3, 2001                          466                          0.01510
------------------------------    ------------------------    ------------------
December 4, 2001                          466                          0.01350
------------------------------    ------------------------    ------------------
December 5, 2001                          466                          0.01440
------------------------------    ------------------------    ------------------
December 6, 2001                        3,651                          0.01740
------------------------------    ------------------------    ------------------
December 7, 2001                          221                          0.01420
------------------------------    ------------------------    ------------------

-----------------------                                     --------------------
CUSIP No.   039381108              SCHEDULE 13D             PAGE 34 OF 38 PAGES
------------------------                                    --------------------




                               JAMES B. RUBIN IRA
--------------------------------------------------------------------------------
------------------------------    ------------------------    ------------------
 DATE OF SALE                      NUMBER OF SHARES SOLD         PRICE PER SHARE
                                                                         ($)
------------------------------    ------------------------    ------------------
November 8, 2001                           51                          0.04010
------------------------------    ------------------------    ------------------
November 12, 2001                          26                          0.03300
------------------------------    ------------------------    ------------------
November 13, 2001                          77                          0.03300
------------------------------    ------------------------    ------------------
November 15, 2001                         102                          0.03000
------------------------------    ------------------------    ------------------
November 16, 2001                         153                          0.02500
------------------------------    ------------------------    ------------------
November 19, 2001                         306                          0.02600
------------------------------    ------------------------    ------------------
November 20, 2001                         306                          0.02800
------------------------------    ------------------------    ------------------
November 21, 2001                         262                          0.02800
------------------------------    ------------------------    ------------------
November 29, 2001                         239                          0.01900
------------------------------    ------------------------    ------------------
November 30, 2001                         563                          0.01880
------------------------------    ------------------------    ------------------
December 3, 2001                          563                          0.01510
------------------------------    ------------------------    ------------------
December 4, 2001                          563                          0.01350
------------------------------    ------------------------    ------------------
December 5, 2001                          563                          0.01440
------------------------------    ------------------------    ------------------
December 6, 2001                        4,416                          0.01740
------------------------------    ------------------------    ------------------
December 7, 2001                          268                          0.01420
------------------------------    ------------------------    ------------------

-----------------------                                     --------------------
CUSIP No.   039381108              SCHEDULE 13D             PAGE 35 OF 38 PAGES
------------------------                                    --------------------




                       RESURGENCE PARALLEL FUND II, L.L.C.
--------------------------------------------------------------------------------
-------------------------------    ------------------------    -----------------
    DATE OF SALE                    NUMBER OF SHARES SOLD        PRICE PER SHARE
                                                                          ($)
-------------------------------    ------------------------    -----------------
 November 7, 2001                         2,000                         0.04500
-------------------------------    ------------------------    -----------------
 November 8, 2001                           196                         0.04010
-------------------------------    ------------------------    -----------------
 November 12, 2001                           98                         0.03300
-------------------------------    ------------------------    -----------------
 November 13, 2001                          294                         0.03300
-------------------------------    ------------------------    -----------------
 November 15, 2001                          392                         0.03000
-------------------------------    ------------------------    -----------------
 November 16, 2001                          588                         0.02500
-------------------------------    ------------------------    -----------------
 November 19, 2001                        1,176                         0.02600
-------------------------------    ------------------------    -----------------
 November 20, 2001                        1,176                         0.02800
-------------------------------    ------------------------    -----------------
 November 21, 2001                        1,005                         0.02800
-------------------------------    ------------------------    -----------------
 November 29, 2001                          920                         0.01900
-------------------------------    ------------------------    -----------------
 November 30, 2001                        2,164                         0.01880
-------------------------------    ------------------------    -----------------
 December 3, 2001                        2,164                         0.01510
-------------------------------    ------------------------    -----------------
 December 4, 2001                        2,164                         0.01350
-------------------------------    ------------------------    -----------------
 December 5, 2001                        2,164                         0.01440
-------------------------------    ------------------------    -----------------
 December 6, 2001                       16,965                         0.01740
-------------------------------    ------------------------    -----------------
 December 7, 2001                        1,028                         0.01420
-------------------------------    ------------------------    -----------------

-----------------------                                     --------------------
CUSIP No.   039381108              SCHEDULE 13D             PAGE 36 OF 38 PAGES
------------------------                                    --------------------





                   RESURGENCE ASSET MANAGEMENT, L.L.C. EMPLOYEE RETIREMENT PLAN
--------------------------------------------------------------------------------
-------------------------------    ------------------------    -----------------
    DATE OF SALE                    NUMBER OF SHARES SOLD        PRICE PER SHARE
                                                                          ($)
-------------------------------    ------------------------    -----------------
 November 8, 2001                           15                          0.04010
-------------------------------    ------------------------    -----------------
 November 12, 2001                           8                          0.03300
-------------------------------    ------------------------    -----------------
 November 13, 2001                          23                          0.03300
-------------------------------    ------------------------    -----------------
 November 15, 2001                          30                          0.03000
-------------------------------    ------------------------    -----------------
 November 16, 2001                          46                          0.02500
-------------------------------    ------------------------    -----------------
 November 19, 2001                          92                          0.02600
-------------------------------    ------------------------    -----------------
 November 20, 2001                          91                          0.02800
-------------------------------    ------------------------    -----------------
 November 21, 2001                          78                          0.02800
-------------------------------    ------------------------    -----------------
 November 29, 2001                          72                          0.01900
-------------------------------    ------------------------    -----------------
 November 30, 2001                         168                          0.01880
-------------------------------    ------------------------    -----------------
 December 3, 2001                          168                          0.01510
-------------------------------    ------------------------    -----------------
 December 4, 2001                          168                          0.01350
-------------------------------    ------------------------    -----------------
 December 5, 2001                          168                          0.01440
-------------------------------    ------------------------    -----------------
 December 6, 2001                        1,321                          0.01740
-------------------------------    ------------------------    -----------------
 December 7, 2001                           80                          0.01420
-------------------------------    ------------------------    -----------------

-----------------------                                     --------------------
CUSIP No.   039381108              SCHEDULE 13D             PAGE 37 OF 38 PAGES
------------------------                                    --------------------



                  J.B RUBIN & COMPANY DEFINED CONTRIBUTION PLAN
--------------------------------------------------------------------------------
-------------------------------    ------------------------    -----------------
    DATE OF SALE                    NUMBER OF SHARES SOLD        PRICE PER SHARE
                                                                          ($)
-------------------------------    ------------------------    -----------------
 November 7, 2001                         7,000                         0.04500
-------------------------------    ------------------------    -----------------
 November 8, 2001                           724                         0.04010
-------------------------------    ------------------------    -----------------
 November 12, 2001                          362                         0.03300
-------------------------------    ------------------------    -----------------
 November 13, 2001                        1,086                         0.03300
-------------------------------    ------------------------    -----------------
 November 15, 2001                        1,448                         0.03000
-------------------------------    ------------------------    -----------------
 November 16, 2001                        2,172                         0.02500
-------------------------------    ------------------------    -----------------
 November 19, 2001                        4,345                         0.02600
-------------------------------    ------------------------    -----------------
 November 20, 2001                        4,345                         0.02800
-------------------------------    ------------------------    -----------------
 November 21, 2001                        3,713                         0.02800
-------------------------------    ------------------------    -----------------
 November 29, 2001                        3,398                         0.01900
-------------------------------    ------------------------    -----------------
 November 30, 2001                        7,994                         0.01880
-------------------------------    ------------------------    -----------------
 December 3, 2001                         7,994                         0.01510
-------------------------------    ------------------------    -----------------
 December 4, 2001                         7,994                         0.01350
-------------------------------    ------------------------    -----------------
 December 5, 2001                         7,994                         0.01440
-------------------------------    ------------------------    -----------------
 December 6, 2001                        62,675                         0.01740
-------------------------------    ------------------------    -----------------
 December 7, 2001                         3,797                         0.01420
-------------------------------    ------------------------    -----------------

-----------------------                                     --------------------
CUSIP No.   039381108              SCHEDULE 13D             PAGE 38 OF 38 PAGES
------------------------                                    --------------------





                             MID OCEAN CAPITAL, LTD.
--------------------------------------------------------------------------------
-------------------------------    ------------------------    -----------------
    DATE OF SALE                    NUMBER OF SHARES SOLD        PRICE PER SHARE
                                                                          ($)
-------------------------------    ------------------------    -----------------
 November 7, 2001                        1,000                          0.04500
-------------------------------    ------------------------    -----------------
 November 8, 2001                           79                          0.04010
-------------------------------    ------------------------    -----------------
 November 12, 2001                          39                          0.03300
-------------------------------    ------------------------    -----------------
 November 13, 2001                         118                          0.03300
-------------------------------    ------------------------    -----------------
 November 15, 2001                         158                          0.03000
-------------------------------    ------------------------    -----------------
 November 16, 2001                         236                          0.02500
-------------------------------    ------------------------    -----------------
 November 19, 2001                         472                          0.02600
-------------------------------    ------------------------    -----------------
 November 20, 2001                         472                          0.02800
-------------------------------    ------------------------    -----------------
 November 21, 2001                         404                          0.02800
-------------------------------    ------------------------    -----------------
 November 29, 2001                         369                          0.01900
-------------------------------    ------------------------    -----------------
 November 30, 2001                         869                          0.01880
-------------------------------    ------------------------    -----------------
 December 3, 2001                          869                          0.01510
-------------------------------    ------------------------    -----------------
 December 4, 2001                          869                          0.01350
-------------------------------    ------------------------    -----------------
 December 5, 2001                          869                          0.01440
-------------------------------    ------------------------    -----------------
 December 6, 2001                        6,817                          0.01740
-------------------------------    ------------------------    -----------------
 December 7, 2001                          413                          0.01420
-------------------------------    ------------------------    -----------------